Exhibit 15.01

The Board of Directors
Sonic Corp.

    We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-      ) of Sonic Corp. for the registration of 3,748,733 shares of its common stock of our reports dated January 2, 2001 and March 23, 2001 relating to the unaudited condensed consolidated interim financial statements of Sonic Corp. that are included in its Forms 10-Q for the quarters ended November 30, 2000 and February 28, 2001.

    Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                      ERNST & YOUNG LLP

Oklahoma City, Oklahoma
July 6, 2001